UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
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[x]   Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Section 14a-12

KING PHARMACEUTICALS, INC.
__________________________________________________________________________________________________________________________________________________

(Name of Registrant as Specified in Its Charter)

__________________________________________________________________________________________________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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King Pharmaceuticals,® Inc. 501 Fifth Street Bristol, TN 37620

Ted G. Wood
Non-Executive Chairman of the Board

April 19, 2006

To the Shareholders of KING PHARMACEUTICALS, INC.:

     You are cordially invited to attend the annual meeting of shareholders of King Pharmaceuticals, Inc., to be held on May 25, 2006 at 9:00 a.m. Eastern Daylight Time, at Embassy Suites Hotel and Conference Center, Raleigh Durham / Research Triangle Park East, 201 Harrison Oaks Boulevard, Cary, North Carolina 27513. At the meeting, you will be asked to:

  elect two Class II directors to serve until the 2009 annual meeting of shareholders;

  approve a proposed amendment to the Second Amended and Restated Charter to increase the number of authorized shares of common stock;

  ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for the fiscal year ending December 31, 2006;

  consider and act upon a non-binding shareholder proposal requesting that the Board of Directors take the necessary steps to declassify the Board of Directors and establish annual elections of directors; and

  consider and act upon any other matters which properly come before the annual meeting or any adjournment of the meeting.

     In connection with the meeting, we are sending you a notice of the annual meeting of shareholders, a proxy statement, a form of proxy and an admission ticket. These materials are enclosed.

     Your vote is very important. You can vote by signing, dating and returning the enclosed proxy card. Also, registered and most beneficial shareholders may vote by telephone or through the Internet. Instructions for using these convenient services are set forth on the enclosed proxy card. I urge you to vote as soon as possible.

     Detailed information relating to King’s activities and operating performance during 2005 is contained in our annual report. The annual report is being mailed to you with this proxy statement but is not a part of the proxy soliciting material. If you have not received or do not have access to the 2005 Annual Report, please notify our Corporate Affairs Department by mail at 501 Fifth Street, Bristol, Tennessee 37620 or by telephone at (423) 989-8711.

Very truly yours,

TED G. WOOD
Non-Executive Chairman of the Board

KING PHARMACEUTICALS, INC.
501 Fifth Street
Bristol, Tennessee 37620

____________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 25, 2006
____________________________

     The annual meeting of shareholders of King Pharmaceuticals, Inc. will be held on May 25, 2006 at 9:00 a.m., Eastern Daylight Time, at Embassy Suites Hotel and Conference Center, Raleigh Durham / Research Triangle Park East, 201 Harrison Oaks Boulevard, Cary, North Carolina 27513 for the following purposes:

1.	Election of Directors. To elect two Class II directors to serve until the 2009 annual meeting of shareholders or until their successors have been duly elected and qualified.

2.	Amendment of the Second Amended and Restated Charter. To approve a proposed amendment to the Second Amended and Restated Charter to increase the number of authorized shares of common stock.

3.	Ratification of the Independent Accountants. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for the fiscal year ending December 31, 2006.

4.	Non-Binding Shareholder Proposal. To consider and act upon a non-binding shareholder proposal requesting that the Board of Directors take the necessary steps to declassify the Board of Directors and establish annual elections of directors.

5.	Other Business. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

     Only those shareholders of record at the close of business on March 31, 2006 are entitled to notice of, and to vote at, the annual meeting and any adjournment thereof. On that day, 242,197,054 shares of common stock were outstanding. Each share entitles the holder to one vote.

     We have enclosed with this notice a proxy statement, a form of proxy and an admission ticket. We have also enclosed a copy of our 2005 Annual Report, which is not part of the proxy solicitation material.

BY ORDER OF THE BOARD OF DIRECTORS

JAMES W. ELROD
Secretary

April 19, 2006

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, please mark, sign, and date your proxy card and return it promptly in the enclosed envelope. Registered and most beneficial shareholders may also vote via telephone or through the Internet.

TICKET REQUIRED FOR ADMISSION

If you wish to attend the shareholders’ meeting, you will be required to present the admission ticket enclosed with these proxy materials. The ticket entitles you and one guest to attend the meeting. You and any guest will also be required to present valid photographic identification in order to enter the meeting.

KING PHARMACEUTICALS, INC.
501 Fifth Street
Bristol, Tennessee 37620

_____________________________

Proxy Statement
for 2006 Annual Meeting of Shareholders
_____________________________

     Your vote is very important. If you are not able to attend the annual meeting of shareholders, the Board of Directors is requesting that you allow your common stock to be represented at the meeting by the proxies named on the enclosed proxy card. This proxy statement and the form of proxy are being sent to you in connection with this request and are being mailed to all shareholders beginning on or about April 19, 2006, along with the annual report.

INFORMATION ABOUT THE ANNUAL MEETING

Why did you send me this proxy statement?

     You have received this proxy statement and the enclosed proxy card because King’s Board of Directors is soliciting your proxy to vote at the 2006 annual meeting of shareholders and any adjournments of the meeting. This proxy statement, along with the accompanying Notice of Annual Meeting of Shareholders, describes the purposes of the meeting and the information you need to know to vote at the meeting.

When is the annual meeting?

     May 25, 2006 at 9:00 a.m. Eastern Daylight Time.

Where will the annual meeting be held?

     Embassy Suites Hotel and Conference Center, Raleigh Durham / Research Triangle Park East, 201 Harrison Oaks Boulevard, Cary, North Carolina 27513.

What items will be voted on at the meeting?

     You will be voting on the following matters:

1.	Election of Directors. To elect two Class II directors to serve until the 2009 annual meeting of shareholders or until their successors have been duly elected and qualified.

2.	Amendment of the Second Amended and Restated Charter. To approve a proposed amendment to the Second Amended and Restated Charter to increase the number of authorized shares of common stock.

3.	Ratification of the Independent Accountants. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for the fiscal year ending December 31, 2006.

4.	Non-binding Shareholder Proposal. To consider and act upon a non-binding shareholder proposal requesting that the Board of Directors take the necessary steps to declassify the Board of Directors and establish annual elections of directors.

5.	Other Business. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

Who can vote?

     You are entitled to vote your common stock if our records show that you held your shares as of the close of business on the record date, March 31, 2006. Each shareholder is entitled to one vote for each share of common stock held on that date. On the record date, there were 242,197,054 shares of common stock outstanding and entitled to vote.

How do I vote by proxy?

     You may choose one of the following ways to vote:

     Vote by Internet: Registered and most beneficial shareholders may vote using the Internet site listed on the proxy card. This site will give you the opportunity to make your selections and confirm that your voting instructions have been followed. Internet voting procedures authenticate your identity by use of a unique control number found on the enclosed proxy card. To vote through the Internet, you must subscribe to one of the various commercial services that offers access to the Internet. Costs normally associated with electronic access, such as usage and telephone charges, will be borne by you. King does not charge any separate fees for access to the internet voting web site. If you vote via the Internet, you do not need to return your proxy card.

     Vote by Telephone: Registered and most beneficial shareholders can also vote by telephone by calling the toll-free number (available for calls originating in the United States and Canada) listed on the proxy card. To vote, enter the control number listed on your proxy card and follow the simple recorded instructions. If you vote by telephone, you do not need to return your proxy card.

     Vote by Mail: If you choose to vote by mail, simply mark your proxy card, and then sign, date and return it in the envelope provided.

     If you choose to cast your vote using the Internet or by telephone, you must do so before 11:59 p.m., Eastern Daylight Time, on May 24, 2006, the day before the annual meeting. Votes submitted by mail must be received prior to the annual meeting.

     Shareholders who hold their shares beneficially in street name through a nominee (such as a broker) may be able to vote by telephone or the Internet as well as by mail. You should follow the instructions you receive from your nominee to vote these shares.

What are my voting options?

     For the election of directors, you may vote for (1) all of the nominees, (2) none of the nominees, or (3) all of the nominees except those you designate. For all other proposals, you may vote “For” or “Against” or you may “Abstain” from voting.

What are the Board’s recommendations?

     The Board recommends that you vote

  “For” the election of all of our nominees for director,

  “For” the amendment to the Second Amended and Restated Charter,

  “For” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for the fiscal year ending December 31, 2006, and

  “Against” the non-binding shareholder proposal relating to the declassification of the Board of Directors.

     If you return your signed proxy card but do not specify how you want to vote your shares, we will vote them according to the recommendations of the Board, described above.

     If any matters other than those set forth above are properly brought before the annual meeting, the individuals named on your proxy card may vote your shares in accordance with the recommendations of management.

How do I change or revoke my proxy?

     You can change or revoke your proxy at any time before it is voted at the annual meeting by:

  submitting another proxy in writing, by telephone or via the Internet as of a more recent date than that of the proxy first given;

  attending the annual meeting, where you can revoke your proxy and vote in person; or

  sending written notice of revocation to our Corporate Secretary, James W. Elrod, at 501 Fifth Street, Bristol, Tennessee 37620.

     If you choose to change or revoke your vote via the Internet or by telephone, you must do so before 11:59 p.m., Eastern Daylight Time, on May 24, 2006, the day before the annual meeting. Changes or revocations submitted by mail must be received prior to the annual meeting.

Will my shares be voted if I do not return my proxy card?

     If your shares are registered in your name or if you have stock certificates, they will not be voted if you do not vote at the meeting as described above under “How do I vote by proxy?”

     If your shares are held in “street name” through a nominee (such as a bank or broker) and you do not provide voting instructions to the nominee that holds your shares, the nominee nonetheless has the discretionary authority to vote your unvoted shares only on the proposal regarding the election of directors and the proposal regarding the ratification of the independent accountants, even if it does not receive instructions from you. We encourage you to provide voting instructions. Doing so will ensure that your shares will be voted at the meeting in the manner you desire. If your nominee cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter, or because your broker chooses not to vote on a matter for which it does have discretionary voting authority, this is referred to as a “broker non-vote.”

How many votes are required?

     If a quorum is present at the annual meeting,

  the director nominees will be elected by a plurality of the votes cast in person or by proxy at the meeting,

  the amendment of the Second Amended and Restated Charter will require that the affirmative votes of the shares of common stock present or represented by proxy at the meeting exceed the opposing votes, the ratification of the appointment of independent accountants will require that the affirmative votes of the shares of common stock present or represented by proxy at the meeting exceed the opposing votes, the approval of the non-binding shareholder proposal relating to the declassification of the Board of Directors will require that the affirmative votes of the shares of common stock present or represented by proxy at the meeting exceed the opposing votes, and the approval of other matters submitted to the shareholders will require that the affirmative votes of the shares of common stock present or represented by proxy at the meeting exceed the opposing votes.

What constitutes a “quorum” for the meeting?

     A majority of the outstanding shares of common stock, present or represented by proxy, constitutes a quorum. A quorum is necessary to conduct business at the annual meeting. You are part of the quorum if you have voted by proxy. Abstentions, broker non-votes and votes withheld from director nominees count as “shares present” at the meeting for purposes of determining a quorum. However, abstentions and broker non-votes do not count in the voting results.

Who pays for the solicitation of proxies?

     We will pay the cost of preparing, printing and mailing material in connection with this solicitation of proxies. In addition to solicitation by mail, regular employees of King and paid solicitors may make solicitations personally and by telephone or otherwise. We will, upon request, reimburse brokerage firms, banks and others for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of stock or otherwise in connection with this solicitation of proxies. We have retained Georgeson Shareholder Communications, Inc. to assist in the solicitation for a fee of approximately $7,500 plus reasonable out-of-pocket expenses.

When are 2007 shareholder proposals due?

     Proposals by shareholders to be considered for inclusion in the materials related to solicitation of proxies by the board of directors for the annual meeting in 2007 must be received by the Corporate Secretary, 501 Fifth Street, Bristol, Tennessee 37620, no later than 120 days prior to the date that is one year from the date on which this proxy statement and related materials were mailed to shareholders, April 19, 2006. The use of certified mail, return receipt requested, is advised. To be eligible for inclusion, a proposal must also comply with Rule 14a-8 and all other applicable provisions of Regulation 14A under the Securities Exchange Act of 1934, as amended.

     Shareholder proposals not submitted for inclusion in the board of directors’ proxy statement but which are received not less than sixty (60) nor more than ninety (90) days prior to the date of the 2007 annual meeting may be eligible to be presented at the meeting. If less than seventy (70) days notice or public disclosure of the date of the 2007 annual meeting is given or made to shareholders, notice of a shareholder proposal, to be timely, must be received by the Corporate Secretary not later than the close of business on the tenth (10) day following the date on which notice of the date of the 2007 annual meeting is mailed or public disclosure of the date is made. Shareholder proposals which are received outside of these required periods will be considered untimely. The Chairman may exclude an untimely proposal from consideration or, if the proposal is considered, any proxy given pursuant to the Board’s solicitation of proxies will be voted in accordance with the recommendation of management.

Information about the persons nominated to be directors
and the remaining members of the Board is provided below.

NOMINEES FOR ELECTION AS CLASS II DIRECTORS (TERM TO EXPIRE IN 2009)

     Earnest W. Deavenport, Jr., age 68, has served as a director since May 2000. In 2002, he retired from service as Chairman of the Board and Chief Executive Officer of Eastman Chemical Company, Kingsport, Tennessee, where he had served in various capacities since 1960. He was Chairman of the National Association of Manufacturers in 1998 and is currently a member of the National Academy of Engineering. Mr. Deavenport is also a member of the boards of directors of Acuity Brands, Inc., AmSouth Bancorporation and Theragenics Corporation, each a publicly-held corporation. Mr. Deavenport graduated from the Massachusetts Institute of Technology with a Master of Science degree in Management in 1985 and from Mississippi State University with a Bachelor of Science degree in Chemical Engineering in 1960.

     Elizabeth M Greetham, age 56, has served as a director since November 2003. She presently serves as Chief Executive Officer and President of ACCL Financial Consultants Ltd. From 1998 until 2004 she served as a director of DrugAbuse Sciences, Inc. and served as its Chief Executive Officer from August 2000 until 2004 and as Chief Financial Officer and Senior Vice President, Business Development from April 1999 to August 2000. Prior to joining DrugAbuse Sciences, Inc., Ms. Greetham was a portfolio manager with Weiss, Peck & Greer, an institutional investment management firm, where she managed the WPG Life Sciences Funds, L.P., which invests in select biotechnology stocks. She was previously a consultant to F. Eberstadt & Co. In total, Ms. Greetham has over 25 years of experience as a portfolio manager and health care analyst in the United States and Europe. She is a member of the board of directors of Stressgen Biotechnologies Corporation, a publicly-held corporation. Ms. Greetham earned a Master of Arts (Honours) degree in Economics from the University of Edinburgh, Scotland in 1971.

INCUMBENT DIRECTORS – CLASS I (TERM TO EXPIRE IN 2008)

     R. Charles Moyer, Ph.D., age 60, has served as a director since December 2000. Dr. Moyer presently serves as Dean of the College of Business at the University of Louisville. He is Dean Emeritus of the Babcock Graduate School of Management at Wake Forest University, having served as Dean from 1996 until his retirement from this position in August 2003, and as a professor from 1988 until 2005. Dr. Moyer held the GMAC Insurance Chair in Finance at Wake Forest University. Prior to joining the faculty at Wake Forest in 1988, Dr. Moyer was Finance Department Chairman at Texas Tech University. Dr. Moyer earned his Doctorate in Finance and Managerial Economics from the University of Pittsburgh in 1971, his Master of Business Administration degree from the University of Pittsburgh in 1968 and his Bachelor of Arts degree in Economics from Howard University in 1967.

     D. Greg Rooker, age 58, has served as a director since October 1997. Mr. Rooker is the former owner and President of Family Community Newspapers of Southwest Virginia, Inc., Wytheville, Virginia, which consists of six community newspapers and a national monthly motor sports magazine. He retired from this position in 2000. He is a co-founder of The Jason Foundation and Brain Injury Services of SWVA, Inc., each a non-profit organization providing services to brain injury survivors. Mr. Rooker serves as Secretary/Treasurer of The Jason Foundation and as Vice-President of Brain Injury Services of SWVA, Inc. Mr. Rooker graduated from Northwestern University with a degree in Journalism in 1969.

     Ted G. Wood, age 68, has served as a director since August 2003, and as Non-Executive Chairman of the Board since May 2004. Mr. Wood is retired from The United Company in Bristol, Virginia, where he served as Vice Chairman from January 2003 until August 2003. He previously served as President of the United Operating Companies from 1998 to 2002. Mr. Wood previously served as a director of King from April 1997 to May 2000. From 1992 to 1993, he was President of Boehringer Mannheim Pharmaceutical Corporation in Rockville, Maryland. From 1993 to 1994, he was President of KV Pharmaceutical Company in St. Louis, Missouri. From 1975 to 1991, he was employed by SmithKline Beecham Corporation where he served as President of Beecham Laboratories from 1988 to 1989 and Executive Vice President of SmithKline from 1990 to 1991. Mr. Wood is also a member of the board of directors of Pozen, Inc. and Alpha Natural Resources, Inc., each a publicly-held corporation. Mr. Wood will leave the board of Pozen, Inc. effective May 16, 2006. He graduated from the University of Kentucky with a Bachelor of Science degree in Commerce in 1960. In 1986 he completed the Advanced Management Program at Harvard University.

INCUMBENT DIRECTORS – CLASS III (TERM TO EXPIRE IN 2007)

     Gregory D. Jordan, Ph.D., age 54, has served as a director since June 2001. He has served as President of King College in Bristol, Tennessee since 1997, having joined the King College faculty in 1980. He received his Bachelor of Arts degree from Belhaven College in 1973; his Master of Arts and Divinity degrees from Trinity Evangelical Divinity School in 1976 and 1977, respectively; his Doctorate in Hebraic and Cognate Studies from Hebrew Union College Jewish Institute of Religion in 1987; and his Master of Business Administration degree from the Babcock Graduate School of Management at Wake Forest University in 2004.

     Brian A. Markison, age 46, has served as President and Chief Executive Officer and as a director since July 2004. He had served as Chief Operating Officer since March 2004. Prior to joining King, Mr. Markison had served in various positions with Bristol-Myers Squibb since 1982. From 2001 until he joined King, he served as President of Bristol-Myers Squibb’s Oncology, Virology and Oncology Therapeutics Network businesses. Between 1998 and 2001, he served variously as Senior Vice President, Neuroscience/Infectious Disease; President, Neuroscience/Infectious Disease/Dermatology; and Vice President, Operational Excellence and Productivity. Mr. Markison also serves on the Board of Directors of Immunomedics, Inc., a publicly-held corporation. He previously served in various positions with Bristol-Myers Squibb relating to marketing and sales. He graduated from Iona College in 1982 with a Bachelor of Science degree.

INFORMATION ABOUT THE BOARD OF DIRECTORS

Role of the Board

     Pursuant to Tennessee law, our business, property and affairs are managed under the direction of our Board of Directors. The Board has responsibility for establishing broad corporate policies and for the overall performance and direction of King Pharmaceuticals, Inc., but is not involved in day-to-day operations. Members of the Board keep informed of our business by participating in Board and committee meetings, by reviewing analyses and reports sent to them regularly, and through discussions with our executive officers and independent accountants.

Board Structure

     We currently have eight directors. Our Board is divided into three groups, Class I directors, Class II directors, and Class III directors. Each class of directors is elected to serve until the third annual meeting of shareholders following its election. This means that the Class II directors who are elected at the annual meeting will serve until the 2009 annual meeting of shareholders or until their successors are duly elected and qualified, unless they earlier resign or are removed. One Class II director position will be eliminated as of the time of the 2006 annual meeting.

Independent Directors

     The Board has determined that the following directors are independent from the Company under the independence standards of the New York Stock Exchange: Earnest W. Deavenport, Jr., Elizabeth M. Greetham, Gregory D. Jordan, R. Charles Moyer, Philip M. Pfeffer, D. Greg Rooker and Ted G. Wood.

2005 Board Meetings

     In 2005, the Board met 17 times. All directors attended at least 75% of the aggregate of all of the Board meetings and meetings held by committees of which they were members.

Board Committees

     The Board has appointed an Audit Committee, a Compensation and Human Resources Committee and a Nominating and Corporate Governance Committee. Each member of these Committees has been determined by our Board of Directors to be independent of King pursuant to the listing standards of the New York Stock Exchange. Each of these committees operates pursuant to a written charter, adopted by our Board of Directors, which is available through our website, www.kingpharm.com and which is available to any shareholder who requests a copy.

     The Audit Committee currently consists of R. Charles Moyer (Chair), Elizabeth M. Greetham and D. Greg Rooker. The Audit Committee has the authority and responsibility, among other obligations, to select, retain, compensate, terminate and oversee the work of our independent accountants; to assess the qualifications and independence of our independent accountants; to pre-approve auditing and permitted non-auditing services rendered by our independent accountants; to discuss with the independent accountants the results of the annual audit and quarterly reviews of financial statements; to review and evaluate management’s conduct of King’s financial reporting processes (including the development and maintenance of systems of internal accounting and financial control); to oversee King’s compliance with certain legal and regulatory requirements; to oversee the performance of King’s internal audit function, which is a responsibility of the Corporate Compliance Office; to monitor compliance with King’s investment policy; and to make reports to the Board periodically with respect to its work. The Audit Committee met eleven times during 2005. The Board of Directors has determined that Dr. Moyer and Ms. Greetham, each of whom serves on the Audit Committee, are “audit committee financial experts,” as defined by the rules of the Securities and Exchange Commission. Please see “Report of the Audit Committee of the Board of Directors” for more information about the Committee’s activities during 2005.

     The Compensation and Human Resources Committee, which currently consists of Earnest W. Deavenport, Jr. (Chair), Gregory D. Jordan and Ted G. Wood, has the authority and responsibility, among other obligations, to establish and periodically review a general compensation philosophy for the executive officers; to annually review and approve the corporate goals and objectives upon which the compensation of the chief executive officer (“CEO”) is based, evaluate the CEO’s performance in light of these goals and objectives and determine the CEO’s compensation; to review and approve the recommendations of the CEO with regard to the compensation and benefits of the executive officers; in conjunction with the Nominating and Corporate Governance Committee, to annually review and make recommendations to the Board with respect to the compensation (including any equity-based compensation) of non-employee directors; to oversee the management development process, including an annual review of plans for executive officer succession; and to oversee regulatory compliance with respect to compensation matters. The Compensation and Human Resources Committee met six times during 2005. For information about the Committee’s activities in 2005, please see “Report of the Compensation and Human Resources Committee on Executive Compensation.”

     The Nominating and Corporate Governance Committee currently consists of Gregory D. Jordan (Chair), Earnest W. Deavenport, Jr. and R. Charles Moyer. The Committee has the authority and responsibility, among other obligations, to locate, evaluate and recommend to the Board persons to be nominated for election or appointment as a director; to recommend to the Board members and a chairman for each of the Board’s principal committees; to assist the Board and its Committees in the development and implementation of performance evaluation processes; to review annually our Corporate Governance Guidelines and recommend to the board any changes that the Committee determines to be necessary or desirable; to assist the Board with the orientation of new directors and continuing education for existing directors; in conjunction with the Compensation and Human Resources Committee, to annually review and make recommendations to the Board with respect to the compensation (including equity-based compensation) of non-employee directors; and to examine annually the independence from King of each non-employee director and deliver to the Board the results of its review. The Committee met six times during 2005.

     The Committee may consider, in evaluating potential director nominees, any of the following factors, or other factors, which it determines to be relevant:

  Character and integrity.

  Educational background.

  Business or professional experience, including experience with financial statements, financial reporting, internal controls, executive compensation, corporate governance, employee benefits, manufacturing and regulatory issues or other relevant areas of experience.

  Familiarity with the principal operations of publicly-traded United States companies.

  Current or prior relationships with King Pharmaceuticals, Inc. or any of its subsidiaries.

  The correlation between the candidate’s experience and the Committee’s evaluation of present and future needs of the Board.

     If reviewing the qualifications of an incumbent director, the Committee also considers the past performance of the incumbent director.

     Shareholders may recommend candidates to the Committee by submitting a written recommendation to the General Counsel, 501 Fifth Street, Bristol, Tennessee 37620. The General Counsel will direct all such correspondence to the Committee.

     In order for a written shareholder recommendation to be evaluated by the Committee, it must include all information about the candidate that would be required to be disclosed in a solicitation of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended. The written recommendation must also be accompanied by the candidate’s written consent to be named in a proxy statement as a nominee, if recommended by the Committee and nominated by the Board, and to serve as a director if appointed or elected. Additional information about the candidate may be requested by the Committee from time to time, either from the recommended person or from the recommending shareholder.

     The shareholder must also disclose, with the written recommendation, the number of shares of King’s common stock beneficially owned by the shareholder, the percentage of all outstanding common stock which the shares represent and the period of time the shareholder has beneficially owned the shares. If the shareholder is part of a group of shareholders that is making the recommendation, the shareholder must also disclose the names of the other members of the group and, for each member of the group, the number of shares of King’s common stock beneficially owned by the member, the percentage of all outstanding common stock which the shares represent and the period of time the member has beneficially owned the shares.

     Once the Committee has received all required or requested information regarding a particular shareholder-recommended candidate, the Committee will evaluate that candidate according to its established evaluation practices and, based on the results of that evaluation, will determine whether to recommend the candidate to the Board for nomination for election or appointment as a director.

     The procedure described above does not preclude a shareholder of record from making nominations of directors to be considered at an annual meeting, provided such nominations are in accordance with King’s bylaws as then in effect.

     From time to time, the Committee has retained and paid a consultant to assist it in the process of identifying or evaluating Board candidates. No candidates have been nominated to serve on the Board of Directors by a shareholder or group of shareholders who beneficially owned more than 5% of our common stock.

Non-Management Directors

     The Board’s non-management directors regularly meet separately from the Board as a whole. King’s Corporate Governance Guidelines provide that the Chairman of the Board, if independent of King, shall serve as presiding director at meetings of the non-management directors. If the Chairman is not an independent director, then the non-management directors annually elect one of their number to serve as presiding director. King’s Non-Executive Chairman of the Board, Mr. Wood, has been determined by the Board to be independent from the Company and so serves as presiding director at meetings of the non-management directors.

Director Compensation

     The Compensation and Human Resources Committee and the Nominating and Corporate Governance Committee annually review and make recommendations to the Board with respect to the compensation (including equity-based compensation) of non-management directors. The Board determines non-management director compensation. Directors who are also officers of King are not paid additional compensation for their service as directors.

2005 Compensation

     In 2005, non-management directors received an annual fee of $30,000, payable quarterly, plus a fee of $1,500 for participation in each board meeting. Non-management directors also received $1,200 for each committee meeting attended on a day when a meeting of the board was not convened and $750 for each committee meeting attended on a day when a meeting of the board was convened. Non-management directors received $1,200 for each executive session of non-management directors attended if the session was held on a day that a board meeting was not held. They received no additional compensation for an executive session of non-management directors held on the same day as a board meeting.

     The chairman of the Audit Committee was paid an annual fee of $10,000 and the chairmen of the Compensation and Human Resources Committee and the Nominating and Corporate Governance Committee were each paid an annual fee of $5,000. Committee members received an annual fee of $4,000 for each committee on which they served.

     Upon specific approval of the Compensation and Human Resources Committee, non-management directors were entitled to compensation of $250 per hour for extraordinary board-related service for which compensation was not otherwise received. Non-management directors were permitted limited personal use of corporate aircraft, up to 10 hours during the year, provided that the aircraft was otherwise operating for Company purposes, and were reimbursed travel and other expenses related to their service on the Board and its committees. Directors were also reimbursed for continuing education expenses of up to $2,000 per day for up to three days per year.

     On April 29, 2005, an option for 10,000 shares of common stock was awarded to each non-management director through the 1998 Non-Employee Director Stock Option Plan, a plan which was replaced by our Incentive Plan in May 2005.

     Total compensation of our non-management directors for their service on the Board for 2005 was as follows:

Non-Management Director	Compensation
Earnest W. Deavenport, Jr. (1)	$76,050
Elizabeth M. Greetham	$68,950
Gregory D. Jordan	$88,100
R. Charles Moyer (2)	$86,733
Philip M. Pfeffer	$62,117
D. Greg Rooker (3)	$77,166
Ted G. Wood (4)	$223,075
____________________

(1)

Mr. Deavenport deferred 100% of his 2005 director fees into the Non-Employee Director Deferred Compensation Plan. As of December 31, 2005, Mr. Deavenport held 20,289 shares of phantom stock under that Plan.

(2)	As of December 31, 2005, Dr. Moyer held 3,011 shares of phantom stock through the Non-Employee Director Deferred Compensation Plan.

(3)	King also incurred $10,789 in aggregate incremental costs in connection with Mr. Rooker’s personal use of corporate aircraft during 2005.

(4)	Includes $155,625 for Mr. Wood’s service as Non-Executive Chairman of the Board. King also incurred $1,380 in aggregate incremental costs in connection with Mr. Wood’s personal use of corporate aircraft during 2005. For his service as Non-Executive Chairman of the Board in 2006, Mr. Wood will receive a fee of $120,000.

Amendments to Compensation Schedule

     On February 22, 2006, the Board amended the Schedule of Compensation for Non-Employee Directors of King, as follows:

  Non-management directors receive a fee of $1,200 for each Committee meeting attended, whether or not the meeting occurs on the same day as a Board meeting.

  The chairmen of the Compensation and Human Resources Committee and the Nominating and Corporate Governance Committee receive an annual retainer of $6,000 for their service as chairmen.

  Non-management directors are reimbursed for reasonable and customary continuing education expenses for up to 3 days per year.

  Instead of the annual, automatic grant of stock options previously received by non-management directors, they will in the future receive an annual grant of restricted stock units, on or around April 30 of each year, relating to King’s common stock and having a market value of $100,000 in common stock. These restricted stock units will have a restricted period of one year following the date of grant but will become unrestricted if the director’s service on the Board should end prior to the conclusion of the restricted period. Also, non-management directors are awarded, upon their first day of service on King’s Board, restricted stock units, relating to King’s common stock, having a market value equal to the portion of $100,000 which is equivalent to the fraction of a year between the director’s first day of service and the first April 30 thereafter.

OTHER DOCUMENTS

     The Board has adopted a Corporate Code of Conduct and Ethics which applies to all of our directors, officers and employees. It has also adopted Corporate Governance Guidelines. These documents appear on our website, www.kingpharm.com and are available to any shareholder who wishes to have a copy. To the extent permitted by U.S. Securities and Exchange Commission (“SEC”) and New York Stock Exchange (“NYSE)” regulations, we intend to disclose information as to any amendments to the Code and any waivers from provisions of the Code for our principal executive officer, principal financial officer, and certain other officers by posting the information on our website.

COMMUNICATION WITH THE BOARD OF DIRECTORS

     Interested parties may contact the Board of Directors:

  by sending correspondence to the attention of the General Counsel, King Pharmaceuticals, Inc., 501 Fifth Street, Bristol, Tennessee 37620;

  by sending email to Board@kingpharm.com; or

  by calling (888) 440-5464 and leaving a voice mail message.

     Communications should specify whether they are intended for all directors or only the non-management directors. Any message which does not specify its intended recipients will be treated as if intended for the entire Board. All messages will be reviewed by King’s Legal Affairs Department and its Compliance Department and any message deemed by either department to be substantive will be forwarded to the intended recipients.

     King does not have a policy requiring attendance by members of the Board of Directors at the annual meeting, but directors are expected to attend absent unavoidable conflicts. All directors attended the 2005 annual meeting of shareholders.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The Audit Committee is typically appointed by the Board at the time of the annual meeting of shareholders. Since the time of the May 2005 annual meeting, the Audit Committee has consisted of R. Charles Moyer (Chair), Elizabeth M. Greetham and D. Greg Rooker. The Board of Directors has determined that each member of the Audit Committee meets the independence, experience and other qualification requirements of the New York Stock Exchange and the Securities and Exchange Commission. None of the Committee’s members serves on more than three public Company audit committees.

     The Audit Committee operates pursuant to a written charter adopted by the Board of Directors which is available on our website at www.kingpharm.com.

     Our management is responsible for our internal controls and the financial reporting process. The independent accountants are responsible for performing an audit of our financial statements and our systems of internal control, in accordance with the standards of the Public Company Accounting Oversight Board, and for expressing an opinion about those statements and controls based upon their audit. The Audit Committee, on behalf of the Board, monitors and reviews the performance of the independent accountants and the quality and integrity of our internal accounting, auditing and financial reporting practices. The Audit Committee’s other chief duties include:

  exercising sole authority to retain, compensate, terminate and oversee the work of our independent accountants,

  pre-approving audit, audit-related and permitted non-audit services rendered by our independent accountants,

  reviewing and discussing with management and the independent accountants the annual audited financial statements and quarterly unaudited financial statements, and determining whether to recommend to the Board that the audited financial statements be included in our Annual Report on Form 10-K, discussing earnings press releases, as well as financial information and earnings guidance provided to analysts or rating agencies, and reviewing such information, to the extent reasonably practicable, prior to its release or distribution, reviewing and approving the written charter and annual work plans of the Compliance Office and the results of internal audits,

  receiving reports from the Corporate Compliance Officer of any allegation regarding accounting, internal controls or auditing matters or any other substantial compliance issue,

  establishing and maintaining hiring policies with respect to employees or former employees of the independent auditors,

  assessing the independent accountants’ independence from us, and periodically reporting to the Board regarding the Audit Committee’s activities.

     During 2005 the Audit Committee met 11 times and regularly held separate executive sessions with the independent accountants, PricewaterhouseCoopers LLP, and also with the Chief Financial Officer, the Corporate Compliance Officer and among the Audit Committee members. There were also numerous informal meetings and communications among the Chair, various Audit Committee members, the independent accountants and members of our management.

     The Audit Committee has discussed with management the audited financial statements for the year ended December 31, 2005. The Audit Committee has also discussed with the independent accountants, PricewaterhouseCoopers LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (“Communication with Audit Committees”) and, with and without management present, discussed and reviewed the results of the independent accountants’ examination of our financial statements and internal controls over financial reporting. The Audit Committee has also discussed with the independent accountants the quality of our accounting policies.

     The Audit Committee has obtained from the independent accountants a formal written statement describing all relationships between the independent accountants and our Company that might bear on the auditors’ independence. This statement conforms to Independence Standards Board Standard No. 1, as amended, “Independence Discussions with Audit Committees.” The Audit Committee has also discussed with the independent accountants any relationships that may impact their objectivity and independence. The Audit Committee has also considered whether provision of the services described under the section “Audit Fees” is compatible with maintaining the independence of the independent accountants.

     In October 2005, as part of settlement of a government pricing investigation, the Company entered into a five-year corporate integrity agreement (the “CIA”) with the Office of Inspector General of the United States Department of Health and Human Services. In December 2005, the Audit Committee approved management’s recommendation to appoint PricewaterhouseCoopers LLP to serve as independent review organization (“IRO”) in connection with the requirements of the CIA. The Audit Committee has considered whether the service of PricewaterhouseCoopers as IRO is compatible with maintaining the independence of the independent accountants.

     The Audit Committee is satisfied that the independent accountants are independent of our Company.

     Based upon the results of the inquiries and actions discussed above, in reliance upon information from management and the independent accountants, and subject to the limitations of its role, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC. The Audit Committee has appointed PricewaterhouseCoopers LLP as independent accountants for 2006. In the event the shareholders do not ratify the appointment of PricewaterhouseCoopers LLP as our independent public accountants, the Audit Committee will reconsider its appointment.

Members of the Audit Committee

R. Charles Moyer (Chair)
Elizabeth M. Greetham
D. Greg Rooker

KING STOCK OWNERSHIP

     The following table sets forth certain information regarding the ownership of the common stock as of April 12, 2006, for (i) each person who owns more than 5% of the common stock, (ii) each director, nominee for director and executive officer of King and other persons named in the Executive Compensation Table, and (iii) all executive officers and directors of King as a group.

	Beneficial Ownership of
	Common Stock (1)(2)
		Percentage
	Number of	Outstanding
Executive Officers, Directors and 5% Shareholders	Shares	Shares
Brian A. Markison (3)	344,950	*
Joseph Squicciarino (4)	111,790	*
Stephen J. Andrzejewski (5)	108,430	*
Frederick Brouillette, Jr. (6)	113,903	*
Eric J. Bruce (7)	39,042	*
James W. Elrod (8)	37,165	*
James E. Green (9)	52,380	*
Earnest W. Deavenport, Jr. (10)	54,833	*
Elizabeth M. Greetham (11)	24,904	*
Gregory D. Jordan (12)	40,000	*
R. Charles Moyer (13)	53,466	*
Philip M. Pfeffer (14)	30,000	*
D. Greg Rooker (15)	184,188	*
Ted G. Wood (16)	73,460	*
John A. A. Bellamy (17)	54,368	*
James R. Lattanzi (18)	2,105	*
All executive officers and directors as a group (14 persons) (19)	1,268,511	*
Lord, Abbett & Co. LLC (20)	20,848,638	8.6%
Barclays Global Investors, NA. (21)	15,272,866	6.3%
____________________
*	Less than 1%

(1)	Unless otherwise indicated, beneficial ownership consists of sole voting and investing power based on 242,197,120 shares issued and outstanding as of April 12, 2006. Options to purchase shares which are exercisable or become exercisable within 60 days of April 12, 2006 are deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by each person to whom a portion of such options relate but are not deemed to be outstanding for the purpose of computing the percentage owned by any other person.

(2)	Attached to each share of common stock is a preferred share purchase right to acquire one one-thousandth of a share of the Company’s Series A Junior Participating Preferred Stock, no par value per share, which preferred share purchase rights are not presently exercisable.

(3)	Includes 187,500 shares issuable upon the exercise of options and 157,450 shares of restricted stock.

(4)	Includes 111,790 shares of restricted stock.

(5)	Includes 50,000 shares issuable upon the exercise of options and 58,430 shares of restricted stock.

(6)	Includes 89,443 shares issuable upon the exercise of options and 24,460 shares of restricted stock.

(7)	Includes 39,042 shares of restricted stock.

(8)	Includes 10,825 shares issuable upon the exercise of options and 26,340 shares of restricted stock.

(9)	Includes 1,760 shares held individually, 33,000 shares issuable upon the exercise of options and 17,620 shares of restricted stock.

(10)	Includes 1,500 shares held individually and 53,333 shares issuable upon the exercise of options.

(11)	Includes 24,904 shares issuable upon the exercise of options.

(12)	Includes 40,000 shares issuable upon the exercise of options.

(13)	Includes 133 shares held individually and 53,333 shares issuable upon the exercise of options.

(14)	Includes 30,000 shares issuable upon the exercise of options.

(15)

Includes 29,620 shares held individually, 8,549 shares held by spouse, 12,420 shares held by The Jason Foundation, 30,266 shares held in an IRA, and 103,333 shares issuable upon the exercise of options.

(16)	Includes 46,666 shares held individually and 26,794 shares issuable upon the exercise of options.

(17)	Mr. Bellamy served as Executive Vice President, Legal Affairs and General Counsel until November 1, 2005.

(18)	Mr. Lattanzi retired from the position of Chief Financial Officer on June 1, 2005.

(19)	Includes 120,825 shares subject to options exercisable within 60 days of April 12, 2006.

(20)

Based on a Schedule 13G filed on February 14, 2006 with the Securities and Exchange Commission by Lord, Abbett & Co. LLC. The address of Lord, Abbett & Co. LLC is 90 Hudson Street, 11th Floor, Jersey City, New Jersey 07302.

(21)

Based on a Form 13G filed on January 25, 2006 with the Securities and Exchange Commission by Barclays Global Investors, NA. The address of Barclays Global Investors, NA is 45 Fremont Street, San Francisco, California 94105.

EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table shows the total compensation paid or accrued during the three fiscal years ended December 31, 2005 to our Chief Executive Officer and our four next most highly compensated executive officers who earned more than $100,000 during the fiscal year ended December 31, 2005. The table includes two additional executives who would have been among the four most highly compensated executive officers except for the fact that they were not serving as executive officers of the Company as of December 31, 2005.

		Annual Compensation			Long-Term Compensation
					Awards
						Securities
				Other	Restricted	Underlying
Name and Principal				Annual	Stock	Options/	All Other
Position	Year	Salary	Bonus	Compensation	Awards	SARs(#)	Compensation
Brian A. Markison,	2005	$781,250	$1,406,250	$131,304	$2,022,800	—	$9,210
President and Chief	2004	$628,500	$527,331	$20,669	—	375,000	$1,875
Executive Officer (1)

Joseph Squicciarino,	2005	$232,438	$505,900	$19,741	$1,556,000	—	$8,805
Chief Financial Officer (2)

Stephen J. Andrzejewski,	2005	$356,671	$349,848	$9,785	$778,000	—	$8,936
Chief Commercial	2004	$226,672	$218,002	—	—	100,000	$8,360
Officer (3)

Frederick Brouillette, Jr.,	2005	$261,146	$221,974	—	$311,200	—	$9,642
Corporate Compliance	2004	$235,313	$47,250	—	—	116,666	$9,242
Officer (4)	2003	$207,646	—	—	—	—	$8,742

Eric J. Bruce,	2005	$210,462	$360,000	—	$476,323	—	$134,369
Chief Technical Operations
Officer (5)

James R. Lattanzi,	2005	$200,585	—	$13,295	—	—	$1,396,694
Former Chief Financial	2004	$612,346	$183,704	$12,356	—	150,000	$9,242
Officer (6)	2003	$450,000	—	$25,461	—	—	$8,310

John A. A. Bellamy,	2005	$263,710	—	$10,966	—	—	$718,600
Former Executive	2004	$313,750	$63,000	$1,531	—	116,666	$8,540
Vice President, Legal	2003	$300,000	—	$5,160	—	—	$8,013
Affairs and General
Counsel (7)
____________________

(1)

For 2005, Other Annual Compensation for Mr. Markison includes $131,304 in aggregate incremental costs to King for his personal use of corporate aircraft. All Other Compensation includes $810 for premiums paid by King with respect to term life insurance for his benefit, and $8,400 of matching contributions made under King’s 401(k) plan.

For 2004, Bonus for Mr. Markison includes a performance bonus of $227,331 and a signing bonus of $300,000. Other Annual Compensation includes $20,669 of income related to his personal use of corporate aircraft. All Other Compensation includes $675 for premiums paid by King with respect to term life insurance for his benefit and $1,200 in relocation.

Restricted Stock shares underlying the Restricted Stock Awards carry the right to receive dividends and vest on June 1, 2008. The market value of the Restricted Stock Awards as of December 31, 2005 (based on the closing price of the common stock as quoted on the New York Stock Exchange at December 30, 2005 of $16.92) was $2,199,600.

(2)

For fiscal 2005, Bonus for Mr. Squicciarino includes a performance bonus of $405,900, and a signing bonus of $100,000. Other Annual Compensation includes $19,741 in aggregate incremental costs to King for his personal use of corporate aircraft. All Other Compensation includes $405 for premiums paid by King with respect to term life insurance for his benefit, and $8,400 of matching contributions made under King’s 401(k) plan.

Restricted Stock shares underlying the Restricted Stock Awards carry the right to receive dividends and vest in one-third increments on June 27, 2006, 2007 and 2008. The market value of the Restricted Stock Awards as of December 31, 2005 (based on the closing price of the common stock as quoted on the New York Stock Exchange at December 30, 2005 of $16.92) was $1,692,000.

(3)

For fiscal 2005, Other Annual Compensation for Mr. Andrzejewski includes $9,785 for a trip to reward the Company’s top sales performers. All Other Compensation includes $536 for premiums paid by King with respect to term life insurance for his benefit, and $8,400 of matching contributions made under King’s 401(k) plan.

For fiscal 2005, Bonus for Mr. Andrzejewski includes a performance bonus of $68,002, and a signing bonus of $150,000. All Other Compensation includes $360 for premiums paid by King with respect to term life insurance for his benefit, and $8,000 of matching contributions made under King’s 401(k) plan.

Restricted Stock shares underlying the Restricted Stock Awards carry the right to receive dividends and vest on June 1, 2008. The market value of the Restricted Stock Awards as of December 31, 2005 (based on the closing price of the common stock as quoted on the New York Stock Exchange at December 30, 2005 of $16.92) was $846,000.

(4)

For fiscal 2005, All Other Compensation for Mr. Brouillette includes $1,242 for premiums paid by King with respect to term life insurance for his benefit, and $8,400 of matching contributions made under King’s 401(k) plan.

For fiscal 2005, All Other Compensation for Mr. Brouillette includes $1,242 for premiums paid by King with respect to term life insurance for his benefit, and $8,000 of matching contributions made under King’s 401(k) plan.

For fiscal 2003, All Other Compensation for Mr. Brouillette includes $1,242 for premiums paid by King with respect to term life insurance for his benefit, and $7,500 of matching contributions made under King’s 401(k) plan.

Restricted Stock shares underlying the Restricted Stock Awards carry the right to receive dividends and vest on June 1, 2008. The market value of the Restricted Stock Awards as of December 31, 2005 (based on the closing price of the common stock as quoted on the New York Stock Exchange at December 30, 2005 of $16.92) was $338,400.

(5)

For fiscal 2005, Bonus for Mr. Bruce includes a performance bonus of $285,000 and a signing bonus of $75,000. All Other Compensation includes $473 for premiums paid by King with respect to term life insurance for his benefit, and $133,896 in relocation costs paid by King.

Restricted Stock shares underlying the Restricted Stock Awards carry the right to receive dividends and vest on June 13, 2008. The market value of the Restricted Stock Awards as of December 31, 2005 (based on the closing price of the common stock as quoted on the New York Stock Exchange at December 30, 2005 of $16.92) was $517,955.

(6)

For fiscal 2005, Other Annual Compensation for Mr. Lattanzi includes $13,295 in aggregate incremental costs to King for his personal use of corporate aircraft. All Other Compensation includes $621 for premiums paid by King for term life insurance for the benefit of him and his family, $8,023 of matching contributions made under King’s 401(k) plan, $233,338 in consulting fees following Mr. Lattanzi’s retirement, $9,912 for costs of post employment health insurance, and $1,144,800 for a severance payment made by King to Mr. Lattanzi. Mr. Lattanzi retired from the position of Chief Financial Officer on June 1, 2005.

For fiscal 2004, Other Annual Compensation for Mr. Lattanzi includes $12,356 of income related to his personal use of corporate aircraft. All Other Compensation includes $1,242 for premiums paid by King for term life insurance for the benefit of him and his family, and $8,000 of matching contributions made under King’s 401(k) plan.

For fiscal 2003, Other Annual Compensation for Mr. Lattanzi includes $25,461 of income related to his personal use of corporate aircraft. All Other Compensation includes $810 for premiums paid by King for term life insurance for the benefit of him and his family, and $7,500 of matching contributions made under King’s 401(k) plan.

(7)

For fiscal 2005, Other Annual Compensation for Mr. Bellamy includes $10,966 in aggregate incremental costs to King for his personal use of corporate aircraft. All Other Compensation includes $450 for premiums paid by King for term life insurance for the benefit of him and his family, $8,400 of matching contributions made under King’s 401(k) plan, $1,000 for costs of post employment health insurance, and $708,750 for a severance payment made by King to Mr. Bellamy. Mr. Bellamy served as Executive Vice President, Legal Affairs and General Counsel until November 1, 2005.

For fiscal 2004, Other Annual Compensation for Mr. Bellamy includes $1,531 of income related to his personal use of corporate aircraft. All Other Compensation includes $540 for premiums paid by King for term life insurance for the benefit of him and his family, and $8,000 of matching contributions made under King’s 401(k) plan.

For fiscal 2003, Other Annual Compensation for Mr. Bellamy includes $5,160 of income related to his personal use of corporate aircraft. All Other Compensation includes $513 for premiums paid by King for term life insurance for the benefit of him and his family, and $7,500 of matching contributions made under King’s 401(k) plan.

Aggregated Option / SAR Exercises in Last Fiscal Year
and Fiscal Year-End Option / SAR Values

			Securities Underlying		Value of Unexercised
	Shares		Unexercised Option at		In-the-Money Options at
	Acquired	Value	December 31, 2005		December 31, 2005(1)
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Brian A. Markison	—	—	125,000	250,000	$ 781,250	$ 781,250
Joseph Squicciarino	—	—	—	—	—	—
Stephen J. Andrzejewski	—	—	—	100,000	—	—
Frederick Brouillette, Jr.	—	—	50,554	77,778	—	—
Eric J. Bruce	—	—	—	—	—	—
James R. Lattanzi	—	—	—	—	—	—
John A. A. Bellamy	—	—	169,831	—	$ 161,327	—
____________________

(1)	Based on $ 16.92 per share, the closing price of the common stock as quoted on the New York Stock Exchange at December 30, 2005.

     The following table provides information about our equity compensation plans as of December 31, 2005.

Equity Compensation Plan Information

Weighted-Average
	Number of Securities	Exercise Price of	Number of Securities
	to be Issued Upon	Outstanding	Remaining Available
	Exercise of	Options,	for Future Issuance
	Outstanding Options,	Warrants and	Under Equity
Plan Category	Warrants and Rights	Rights	Compensation Plans
Equity compensation plans approved by
shareholders	7,073,966	$ 18.83	34,274,018
Equity compensation plans not approved by
shareholders	—	—	—

Total	7,073,966	$ 18.83	34,274,018

     As of April 12, 2006, there are 6,732,332 shares to be issued upon exercise of outstanding options; the weighted average exercise price of outstanding options is $18.81, and the number of securities remaining available for future issuance under the equity compensation plans is 34,034,648.

EXECUTIVE OFFICERS

     In addition to Mr. Markison, who serves as our President and Chief Executive Officer, the following persons serve as executive officers of King:

     Joseph Squicciarino, age 50, has served as King’s Chief Financial Officer since June 2005. Prior to joining King, he served as Chief Financial Officer — North America for Revlon, Inc. since March 2005. From February 2003 until March 2005 he served as Chief Financial Officer — International for Revlon International, Inc. He held the position of Group Controller Pharmaceuticals — Europe, Middle East, Africa with Johnson & Johnson from October 2001 until October 2002. He held a variety of positions with the Bristol-Myers Squibb Company and its predecessor, the Squibb Corporation, from 1979 until 2001, including Vice President Finance, International Medicines; Vice President Finance, Europe Pharmaceuticals & Worldwide Consumer Medicines; Vice President Finance, Technical Operations; and Vice President Finance, U.S. Pharmaceutical Group. Mr. Squicciarino is a Certified Public Accountant, a member of the New Jersey Society of Certified Public Accountants and a member of the American Institute of Certified Public Accountants. He graduated from Adelphi University in 1978 with a Bachelor of Science degree in Accounting.

     Stephen J. Andrzejewski, age 40, has served as Chief Commercial Officer since October 2005. He was previously Corporate Head, Commercial Operations since May 2004. Prior to joining King, Mr. Andrzejewski had served as Senior Vice President, Commercial Business at Endo Pharmaceuticals Inc. since June 2003. He previously served in various positions with Schering-Plough Corporation since 1987, including Vice President of New Products and Vice President of Marketing, and had responsibility for launching the Claritin® product. Mr. Andrzejewski graduated from Hamilton College cum laude in 1987 with a Bachelor of Arts degree and in 1992 graduated from New York University’s Stern School of Business with a Master of Business Administration degree.

     Frederick Brouillette, Jr., age 55, has served as Corporate Compliance Officer since August 2003. He served as Executive Vice President, Finance from January 2003 until August 2003 and as Vice President, Risk Management beginning in February 2001. Prior to joining King, Mr. Brouillette, a Certified Public Accountant, was with PricewaterhouseCoopers for 4 years, serving most recently in that firm’s Richmond, Virginia office providing internal audit outsourcing and internal control consulting services. He was formerly the chief internal audit executive for two major public corporations and served for 12 years in the public accounting audit practice of Peat, Marwick Mitchell & Co., the predecessor firm to KPMG. Mr. Brouillette is a member of the Virginia Society of Certified Public Accountants, the American Institute of Certified Public Accountants, and the Institute of Internal Auditors. He graduated with honors from the University of Virginia’s McIntire School of Commerce in 1973 with a Bachelor of Science degree in accounting.

     Eric J. Bruce, age 49, has served as Chief Technical Operations Officer since June 2005. Prior to joining King, Mr. Bruce served as Vice President of Operations for Mallinckrodt Pharmaceuticals, a position he had occupied since 2000. He previously served as Vice President of Manufacturing for Kendall Health Care from 1997 until 2000, and from 1996 until 1997 he held various positions with INBRAND, including that of Senior Vice President of Manufacturing. Mr. Bruce graduated from the Georgia Institute of Technology in 1978 with a Bachelor of Science degree in Industrial Management.

     James W. Elrod, age 45, has served as General Counsel since February 2006 and Corporate Secretary since May 2005. He served as Acting General Counsel from February 2005 to February 2006. He previously served in various positions with King since September 2003, including Vice President, Legal Affairs. Prior to joining King he served in various capacities at Service Merchandise Company, Inc. including Vice President, Legal Department. He previously practiced law in Nashville, Tennessee. Mr. Elrod has a Juris Doctor degree (Order of the Coif) from the University of Tennessee and a Bachelor of Arts degree from Berea College.

     James E. Green, age 46, has served as Executive Vice President, Corporate Affairs since April 2003. He served as Vice President, Corporate Affairs since June 2002 and as Senior Director, Corporate Affairs since September 2000. Prior to joining King, he was engaged in the private practice of law for 15 years as a commercial transactions and commercial litigation attorney, having most recently served as the senior member of Green & Hale, a Professional Corporation, in Bristol, Tennessee. Mr. Green graduated from Southern Methodist University School of Law with a Juris Doctor degree in 1985 and Milligan College with a Bachelor of Science degree, cum laude, in 1982. He is licensed to practice law in Tennessee, Texas, and Virginia.

EMPLOYMENT AGREEMENTS

     Markison Offer Letter. Effective on July 15, 2004, Mr. Markison agreed to an offer letter whereby he became President and Chief Executive Officer of King. Mr. Markison initially earned an annual salary of $750,000 per year and was eligible for an annual bonus, subject to attainment of the requisite performance criteria, of up to 75% of his annual salary. In addition, Mr. Markison is eligible to participate in other management incentive programs, subject to the specific requirements of those programs. At the time that he became President and Chief Executive Officer, Mr. Markison was granted an option to purchase 250,000 shares of our common stock.

     Mr. Markison’s employment arrangement includes severance provisions in the event that he is terminated without cause or if he voluntarily terminated his employment for certain specific reasons. In these circumstances, Mr. Markison would be entitled to receive a lump-sum cash severance payment equal to two times the sum of his base salary at the time of termination and his target bonus for the year of termination and would be permitted to maintain Company-provided health benefits until the second anniversary of termination. In addition, all unvested stock options awarded to him would immediately become fully vested.

     Mr. Markison’s employment arrangement also includes severance provisions in the event that he is terminated in connection with a change of control of King. In these circumstances, Mr. Markison would be entitled to receive a lump-sum cash severance payment equal to three times the sum of his base salary at the time of termination and his target bonus for the year of termination and would be permitted to maintain Company-provided health benefits until the third anniversary of termination. In addition, all unvested stock options awarded to him would immediately become fully vested.

     Squicciarino Offer Letter. On May 25, 2005, Mr. Squicciarino agreed to an offer letter whereby he became our new Chief Financial Officer. Under the terms of this letter, Mr. Squicciarino began employment with the Company at a starting monthly salary of $37,583.34 (annualized at $451,000.08). Also included was a cash signing bonus of $100,000, less applicable taxes and withholding. In addition, Mr. Squicciarino received 100,000 shares of restricted common stock that vest in one-third increments in June 2006, 2007, and 2008. He is also eligible for cash bonuses. He was entitled to receive a cash bonus of at least $150,000 for 2005 and possibly a greater award if he and/or King meet certain performance goals. Mr. Squicciarino is also eligible to receive equity-based compensation in the future.

     King also agreed to provide certain benefits to Mr. Squicciarino, which include family medical/pharmacy/ dental/vision insurance, short and long-term disability insurance, life insurance in the amount of $500,000, participation in the Company’s 401(k) plan, and use of corporate aircraft for customary business purposes and limited personal purposes, subject to aircraft availability and the business needs of King as determined by the President and Chief Executive Officer.

     Mr. Squicciarino was hired by the Company as an “at-will” employee. In the event Mr. Squicciarino is terminated prior to the third anniversary of his date of hire for any reason other than “cause” (as defined in the King’s Severance Pay Plan), the Company has agreed that Mr. Squicciarino will receive an applicable payment under the Company’s Severance Pay Plan, and a cash payment equivalent to three times his initial annual base pay, less the salary actually received by him since his date of hire.

     Bruce Offer Letter. On May 13, 2005, Mr. Bruce agreed to an offer letter whereby he became our new Corporate Head, Technical Operations. His title has since been changed to Chief Technical Operations Officer. Under the terms of this letter, Mr. Bruce began employment with the Company at a starting monthly salary of $31,666.67 (annualized at $380,000.04). Also included was a cash signing bonus of $75,000, less applicable taxes and withholding. In addition, Mr. Bruce received the equivalent of $300,000 in shares of restricted common stock that will vest in 2008. He is also eligible for cash bonuses.

     The Company also agreed to provide certain benefits to Mr. Bruce, which include family medical/pharmacy/ dental/vision insurance, short and long-term disability insurance, life insurance in the amount of $500,000, participation in the Company’s 401(k) plan, and the payment of certain relocation costs. Mr. Bruce was hired by the Company as an “at will” employee, but he is entitled to participate in a severance plan, as defined under the Company’s Severance Pay Plan, upon the termination of his employment.

     Lattanzi Retirement and Consulting Agreement. On April 1, 2005, the Company entered into a Retirement and Consulting Agreement with James R. Lattanzi, the Company’s then Chief Financial Officer and a director. Mr. Lattanzi’s retirement was effective June 1, 2005. On November 4, 2005, certain provisions relating to the length of the term of the Agreement were amended, as set forth in a First Amendment to Retirement and Consulting Agreement, dated as of November 4, 2005, by and between the Company and James R. Lattanzi. Pursuant to the terms of the Agreement, Mr. Lattanzi ceased being an employee and director of the Company on June 1, 2005 and became a consultant to the Company for a term of two years, which term was extended by the November 4, 2005 amendment to two and one-half years. The parties agreed that Mr. Lattanzi would provide consulting services to the Company with respect to matters in which he was involved or had knowledge during his services as an employee.

     The agreement between the Company and Mr. Lattanzi provides that Mr. Lattanzi will provide consulting services (i) during the first year, an average of up to twenty hours per week in exchange for a monthly retainer payment of $33,334.00, (ii) during the second year, an amount not to exceed twenty hours per week in exchange for a monthly retainer payment of $28,349.33, and (iii) during the additional six month period, an amount not to exceed ten hours per week in exchange for a monthly retainer payment of $29,166.67. The agreement also provides that the Company may terminate the agreement in the event that Mr. Lattanzi commences active, full-time employment with any person or entity that is a direct competitor of the Company during the term of the agreement, but the Company shall, in any event, be obligated to pay Mr. Lattanzi the monthly retainer payments through the first year of the agreement.

     Bellamy Severance Agreement. On November 1, 2005, the Company entered into a Waiver, Release and Non-Solicitation, Noncompete and Nondisclosure Agreement pursuant to the Company’s Severance Pay Plan (Tier I) with Mr. John A. A. Bellamy, the Company’s former Executive Vice President, Legal Affairs and General Counsel, with respect to Mr. Bellamy’s resignation from the Company. Mr. Bellamy’s resignation was made effective as of November 1, 2005. On December 20, 2005, the Company and Mr. Bellamy entered into an Addendum to the Waiver, Release and Non-Solicitation, Noncompete and Nondisclosure Agreement, which supplements the original agreement.

     The agreement provides that pursuant to the Company’s Severance Pay Plan (Tier I), Mr. Bellamy will receive a severance payment from the Company of $708,750 and the continuation of health insurance coverage for approximately an eighteen month period. Mr. Bellamy is restricted from accepting employment, for one year, with any entity which, as of the original date of the agreement, manufactures products that compete directly with certain of the Company’s products. In addition, the parties have mutually released each other from any and all claims or causes of action arising out of or related to Mr. Bellamy’s employment with the Company, or his separation from the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation and Human Resources Committee of the Board of Directors is responsible for developing compensation philosophy. Committee members since May 2005 are Earnest W. Deavenport, Jr. (Chair), Gregory D. Jordan and Ted G. Wood. No current member of the Compensation and Human Resources Committee is a current or former employee of King.

REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE ON EXECUTIVE COMPENSATION

Committee Composition and Responsibilities

     The Compensation and Human Resources Committee of the Board is generally appointed each year at the time of the annual meeting of shareholders. Since the time of the May 2005 annual meeting the Compensation and Human Resources Committee (the “Committee”) has consisted of Earnest W. Deavenport, Jr. (Chair), Gregory D. Jordan and Ted G. Wood, each of whom is independent from King according to the standards of the New York Stock Exchange. The Committee operates pursuant to a written charter, which is available through King’s website, www.kingpharm.com.

     The Committee has the authority and responsibility, among other obligations, to establish and periodically review a general compensation philosophy for the executive officers; to annually review and approve the corporate goals and objectives upon which the compensation of the chief executive officer (“CEO”) is based, evaluate the CEO’s performance in light of these goals and objectives and determine the CEO’s compensation; to review and approve the recommendations of the CEO with regard to the compensation and benefits of the executive officers; in conjunction with the Nominating and Corporate Governance Committee, to annually review and make recommendations to the Board with respect to the compensation (including any equity-based compensation) of non-employee directors; to oversee the management development process, including an annual review of plans for executive officer succession; and to oversee regulatory compliance with respect to compensation matters.

     The Committee has retained a nationally recognized, independent executive compensation consulting firm to assist it in ensuring the appropriate design and mix of compensation arrangements and practices.

Compensation Philosophy

     The Committee believes that executive compensation should be sufficient to attract and retain persons of exceptional quality and to provide effective incentives to motivate and reward executives for achieving the strategic, financial and scientific goals essential to King’s long-term success and growth in shareholder value. To this end, the Committee assesses executive compensation by applying the following key principles: that executive compensation should depend upon Company and individual performance; that the interests of executives should be closely aligned with those of shareholders through equity-based compensation; and that compensation should be appropriate and fair in comparison to the compensation provided to executives within the pharmaceutical industry and by other companies of King’s size and complexity.

     For 2005, King’s executive compensation was designed to deliver total compensation opportunities, including base salary, annual incentive and long-term incentive opportunities, at or near the median of those offered by other pharmaceutical companies similar in size to King and with whom King competes.

2005 Executive Compensation

     2005 executive compensation consisted of four main components: (1) base salary, (2) the potential for cash bonuses, (3) equity awards in the form of restricted common stock and (4) other compensation and benefits. In previous years, equity awards to executive officers were in the form of stock options; options were not granted to executive officers in 2005.

Base Salary

     The Committee believes that the base salaries of King’s executive officers should approximate the median base salaries of executive officers performing similar functions at comparable companies. In 2005, we directed our independent compensation consultant to analyze the competitiveness of the salaries provided to King’s executive officers. This analysis compared the responsibilities, reporting relationships, experience and various other attributes of King’s executive officers to those of executive officers at other, comparable companies.

     We considered the results of this analysis in determining the base salary of the CEO and in reviewing and approving the CEO’s recommendations for the base salaries of the other executive officers. We also considered, for each of these executive officers, his or her performance, tenure, responsibilities and overall contribution to business results, as well as various other factors. Based upon this review, in July 2005, the Committee determined that salary increases were warranted for the CEO and two other executive officers in order for their salaries to approximate the median base salaries of executive officers performing similar functions at comparable companies. Specifically, the Committee approved increases to the annual base salaries of Brian A. Markison, President and Chief Executive Officer, Stephen J. Andrzejewski, Chief Commercial Officer, and Frederick Brouillette, Jr., Corporate Compliance Officer, to $825,000, $380,000 and $296,000, respectively.

Bonuses

     In March 2005, we approved the 2005 Executive Management Incentive Award, through which executive officers had the opportunity to earn cash bonuses. The amount of each executive officer’s bonus, if any, was determined both by King’s achievement of predetermined revenue targets or earnings per share ratios as well as the executive’s achievement of a number of individual operational objectives. The weighting of these objectives for each executive depended upon the executive’s ability to affect the accomplishment of the objective and upon the importance of the objective to King’s overall success. Potential payout amounts were percentages of the executive’s base salary, with higher percentages associated with greater achievement of objectives. Potential bonus amounts for the CEO were 45% of salary for threshold achievement of objectives, 90% of salary for target achievement, and 180% of salary for stretch achievement. Percentages applicable to other executive officers depended upon their titles, ranging from 30% to 60% for target achievement.

     In early 2006, the Committee reviewed the Company’s performance against the previously established financial targets. The Committee also reviewed and evaluated the performance of the CEO against his previously established operational objectives, which included achievement of a number of business metrics and enhancement of several key company functions and operations. Based upon this review, the Committee determined that the CEO had accomplished significantly more than his target objectives, and the Committee awarded the CEO a stretch bonus of 180% of his weighted 2005 base salary, or $1,406,250. The Committee also reviewed and approved the CEO’s proposed bonuses to other executive officers based upon achievement of their individual objectives.

Equity Awards

     We believe that the interests of King’s executive officers should be closely aligned with those of our shareholders through equity-based compensation. Toward this end, during 2005 we granted restricted stock to our executive officers under King’s Incentive Plan, which was approved by shareholders in May 2005. The number of restricted shares granted to each executive officer depended upon his or her title, and the restricted period generally extends for three years.

     The Committee granted to the CEO 130,000 shares of restricted common stock, all of which vests in 2008. The restricted stock granted to Mr. Squicciarino in connection with his becoming King’s Chief Financial Officer vests in one-third increments on the first, second and third anniversaries of his undertaking that position.

     In previous years, equity awards to executive officers were in the form of stock options; options were not granted to executive officers in 2005.

Other Compensation

     The Committee has adopted a policy under which key officers are permitted limited personal use of corporate aircraft. Personal use must not conflict with the needs of the company, and personal flights are treated as income to the officer pursuant to the Standard Industry Fare Level standards established by the U.S. Department of Transportation.

     The Company matches up to 4% of employees’ contributions to the King Pharmaceuticals, Inc. 401(k) Retirement Savings Plan. Contributions by executives are matched in this way, subject to the limitations of the Plan and applicable law.

     King provides life insurance for executive officers which would, in the event of death, pay $500,000 to designated beneficiaries. The Company also provides short-term and long-term disability insurance which would, in the event of disability, pay the executive officer two-thirds of his base salary. Executive officers participate in other qualified benefit plans, such as medical insurance plans, in the same manner as all other employees.

Income Tax Deductibility of Executive Compensation

     Section 162(m) of the Internal Revenue Code of 1986, as amended, precludes the deductibility of an executive officer’s compensation that exceeds $1.0 million per year unless the compensation is paid under a performance-based plan that has been approved by shareholders. The Committee believes that it is generally preferable to comply with the requirements of Section 162(m) through, for example, the use of our Incentive Plan, which shareholders approved in May 2005. However, to maintain flexibility in compensating executive officers in a manner that attracts, rewards and retains high quality individuals, the Committee may elect to provide compensation outside of those requirements when it deems appropriate. The Committee believes that shareholder interests are best served by not restricting the Committee’s discretion in this regard, even though such compensation may result in non-deductible compensation expenses to the Company.

Compensation Committee For 2005

Earnest W. Deavenport, Jr. (Chair)
Gregory D. Jordan
Ted G. Wood

PERFORMANCE GRAPH

     The graph below compares the performance of King’s common stock with the S&P 500 Index and a peer group index since December 31, 2000. It shows an investment of $100 on December 31, 2000. The peer group index includes United States pharmaceutical companies which trade on the NYSE.

Comparison of Five — Year Cumulative Total Returns
Performance Graph for
King Pharmaceuticals, Inc.

Produced on 03/29/2006 including data to 12/30/2005

Prepared by CRSP (www.crsp.uchicago.edu), Center for Research in Security Prices, Graduate School of Business,

The University of Chicago. Used with permission. All rights reserved. © Copyright 2006

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Our executive officers and directors are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934. Section 16(a) requires these persons to file with the SEC reports of their holdings and transactions in King Pharmaceuticals, Inc. common stock and options. Based on our records and representations from these persons, we believe that SEC beneficial ownership reporting requirements for 2005 were met.

PROPOSAL 1 — ELECTION OF DIRECTORS

     The Board of Directors has voted (i) to set the size of the Board of Directors at 7 members, as of the date of the annual meeting, and (ii) to nominate Earnest W. Deavenport, Jr. and Elizabeth M. Greetham for election at the Annual Meeting to serve as Class II directors until the 2009 annual meeting of shareholders, and until their respective successors are elected and qualified. The remaining members of the Board, as listed above, will continue as members of the Board until their respective terms expire, as indicated below, or until they resign or are removed.

     Unless authority to vote for any of these nominees is withheld, the shares represented by the enclosed proxy will be voted FOR the election as directors of Earnest W. Deavenport, Jr. and Elizabeth M. Greetham. In the event that either nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board of Directors may recommend in his/her place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

Election of directors requires the affirmative vote of the holders of a plurality of the shares of common stock represented at the annual meeting.
Shares of common stock represented by proxy cards returned to us will be voted for the nominees listed below unless you specify otherwise.

The Board of Directors recommends the election
of Earnest W. Deavenport, Jr. and Elizabeth M. Greetham as directors, and proxies solicited by the Board will be voted in favor thereof unless a shareholder has indicated otherwise on his or her proxy card.

PROPOSAL 2 – CHARTER AMENDMENT

AMENDMENT OF OUR SECOND AMENDED AND RESTATED CHARTER TO INCREASE FROM 300,000,000 SHARES TO 600,000,000 SHARES THE AGGREGATE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED TO BE ISSUED

     The Board of Directors has determined that it is advisable to increase our authorized common stock from 300,000,000 shares to 600,000,000 shares, and has voted to recommend that the shareholders adopt an amendment to our Second Amended and Restated Charter effecting the proposed increase. The amendment proposes to delete the text of Section 2(a) of the Charter and replace it with the following:

The total number of shares of common stock that the Corporation shall have authority to issue is 600,000,000, no par value (the “Common Stock”). The total number of shares of preferred stock that the Corporation shall have authority to issue is 15,000,000, no par value per share (the “Preferred Stock”).

     As of April 12, 2006, approximately 242.2 million shares of our common stock were issued and outstanding and approximately an additional 34.9 million shares were reserved for issuance upon the conversion of existing securities and exercise of options granted under our various stock-based plans. Accordingly, a total of approximately 22.9 million shares of common stock is currently available for future issuance.

     The Board of Directors believes it continues to be in our best interest to have sufficient additional authorized but unissued shares of common stock available in order to provide flexibility for corporate action in the future. Management believes that the availability of additional authorized shares for issuance from time to time at the Board of Directors’ discretion in connection with possible acquisitions of other companies, future financings, investment opportunities, stock splits or dividends or for other corporate purposes is desirable in order to avoid repeated separate amendments to our charter and the delay and expense of holding special meetings of shareholders to approve such amendments. Other than shares of common stock that we may issue pursuant to our Incentive Plan or stock options issued pursuant to prior equity compensation plans, and in conjunction with the potential conversion of currently outstanding convertible debt, we currently have no specific understandings, arrangements or agreements that would require us to issue new shares of our common stock. The Board of Directors believes, however, that the currently available unissued shares do not provide sufficient flexibility for corporate action in the future.

     We will not solicit further authorization by vote of the shareholders for the issuance of the additional shares of common stock proposed to be authorized, except as required by law, regulatory authorities or rules of the New York Stock Exchange or any other stock exchange on which our shares may then be listed. The issuance of additional shares of common stock could have the effect of diluting existing shareholder earnings per share, book value per share and voting power. Our shareholders do not have any preemptive right to purchase or subscribe for any part of any new or additional issuance of our securities.

The affirmative votes of the shares of common stock present
or represented by proxy at the meeting must exceed the opposing votes in order to amend the Second Amended and Restated Charter.

The Board of Directors recommends a vote to approve
the amendment to the Second Amended and Restated Charter,
and proxies solicited by the Board will be voted in favor of the amendment unless a shareholder indicates otherwise on his or her proxy card.

PROPOSAL 3 – RATIFICATION OF INDEPENDENT ACCOUNTANTS

     The Audit Committee has appointed PricewaterhouseCoopers LLP, independent public accountants, to audit our financial statements for the fiscal year ending December 31, 2006. The Board proposes that the shareholders ratify this appointment. PricewaterhouseCoopers LLP audited our financial statements for the fiscal year ended December 31, 2005. We expect that representatives of PricewaterhouseCoopers LLP will be present at the meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.

     The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2005, and December 31, 2004, and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

	2005	2004
Audit fees:(1)	$ 1,442,585	$ 2,638,350
Audit related fees:(2)	78,321	766,712
Tax fees:(3)	231,639	356,694
All other fees:(4)	13,845	1,500
Total	$ 1,766,390	$ 3,763,256
____________________

(1)	Audit fees relate to work performed in the audit of financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits.

(2)

Audit related fees consisted principally of assurance and related services that are traditionally performed by the independent accountant, including due diligence related to mergers and acquisitions, employee benefit plan audits and special procedures required to meet certain regulatory requirements.

(3)	Tax fees consist principally of assistance with matters related to tax compliance, tax planning and tax advice.

(4)	All other fees in 2005 consisted principally of subscriptions to services.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT
AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT ACCOUNTANTS

     Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for retaining, compensating, terminating and overseeing the work of our independent accountants, and for pre-approving audit, audit-related and permitted non-audit services rendered by our independent accountants. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent accountants.

     Before the Company or any of its subsidiaries engages the independent accountants to render a service, the engagement must be either specifically approved by the Audit Committee or entered into pursuant to the Audit Committee’s pre-approval policy. Unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit Committee. Each year, the Audit Committee updates its list provided to the Company of all Audit, Audit-related, Tax and All Other services that have the general or specific pre-approval of the Audit Committee for the subsequent twelve-month period. In particular, as regards Audit services, the Audit Committee specifically pre-approves the terms of the audit services engagement, including quarterly reviews and Section 404 attestation services and will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters, from one year to the next. As regards the other kinds of services, while the Audit Committee believes that the independent accountants can provide services such as assurance and related services, tax compliance and planning, and other permissible non-audit services that are routine and recurring without impairing the auditor’s independence, the Audit Committee carefully scrutinizes the scope of each proposed type of service prior to granting either general or specific pre-approval for any given year. In particular, the Audit Committee considers the amount or range of estimated fees as a factor in determining whether a proposed service would impair the auditor’s independence and where the Audit Committee has approved an estimated fee for a service, the pre-approval applies to all services described in the approval. Any proposed services exceeding these levels require specific pre-approval by the Audit Committee. Requests to provide services that require specific approval by the Audit Committee must be submitted jointly to the Audit Committee by the independent accountants and the Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s and the Public Company Accounting Oversight Board’s rules on auditor independence.

     In the event the shareholders do not ratify the appointment of PricewaterhouseCoopers LLP as our independent public accountants, the Audit Committee will reconsider its appointment.

The affirmative votes of the shares of common stock present
or represented by proxy at the meeting must exceed the opposing votes in order to ratify the appointment of the independent public accountants.

The Board of Directors recommends a vote to ratify
the appointment of PricewaterhouseCoopers LLP as independent public accountants, and proxies solicited by the Board will be voted in favor of such ratification unless a shareholder indicates otherwise on his or her proxy card.

PROPOSAL 4 – SHAREHOLDER PROPOSAL

     The following non-binding shareholder proposal has been submitted by William C. Thompson, Jr., Comptroller, City of New York, on behalf of the Boards of Trustees of the New York City Pension Funds, whose address is 1 Centre Street, Room 736, New York, New York 10007-2341. The proponent has informed the Company that it beneficially owned 959,954 shares of King’s common stock from December 5, 2004 through December 5, 2005. If the proponent, or a representative of the proponent who is qualified under Tennessee law to present this proposal, is present and submits the proposal for a vote at the annual meeting, the proposal will be voted on. Pursuant to federal securities regulations, the proposal is set forth below exactly as it was submitted by the proponent. To ensure readers can easily distinguish between material provided by the proponent and material provided by King, material provided by the proponent is shown in italics.

     BE IT RESOLVED, that the shareholders of King Pharmaceuticals, Inc. request that the Board of Directors take the necessary steps to declassify the Board of Directors and establish annual elections of directors, whereby directors would be elected annually and not by classes. This policy would take effect immediately, and be applicable to the re-election of any incumbent director whose term, under the current classified system, subsequently expires.

Supporting Statement

     We believe that the ability to elect directors is the single most important use of the shareholder franchise. Accordingly, directors should be accountable to shareholders on an annual basis. The election of directors by classes, for three-year terms, in our opinion, minimizes accountability and precludes the full exercise of the rights of shareholders to approve or disapprove annually the performance of a director or directors.

     In addition, since only one-third of the Board of Directors is elected annually, we believe that classified boards could frustrate, to the detriment of long-term shareholder interest, the efforts of a bidder to acquire control or a challenger to engage successfully in a proxy contest.

     We urge your support for the proposal to repeal the classified board and establish that all directors be elected annually.

STATEMENT IN OPPOSITION TO SHAREHOLDER PROPOSAL

     The Board of Directors has given careful consideration to the shareholder proposal regarding declassification King’s Board of Directors. The Board believes that its current classified structure, which has been in place since the Company became a public entity in 1998, continues to be in the best interest of King and its shareholders.

     The Board believes that the classified structure provides continuity and stability in the leadership of King. Staggered terms ensure that, at any given time, the Board has a majority of experienced members who, by serving for several years, have developed a detailed understanding of King’s business and strategies. The Board believes that directors who have such a detailed understanding of King’s business are better equipped to provide the oversight and make the decisions required of a Board and that they are more capable of engaging in the long-term strategic planning that is critical to King’s success in the complex pharmaceutical industry.

     The Board believes that the classified board structure enhances the independence of non-employee directors who sit on the Board by providing them with a longer assured term of office. The Board also believes that the longer term reduces management’s ability to pressure directors to act too quickly or in an uninformed manner. Further, the Board believes that longer terms help attract more qualified candidates willing to commit the time and dedication necessary to understand King, its operations and its competitive environment.

     A classified board may deter potential acquirers from attempting to gain control of King through devices that are not in the best interest of all shareholders, and having a classified board encourages potential acquirers to negotiate with the Board. If King’s Board were not classified, a potential acquirer whose nominees receive a plurality of the votes cast at an annual meeting of the shareholders could replace all or a majority of the directors with its own nominees, who could then approve a takeover proposal from that acquirer even if the price did not adequately value King. A classified Board encourages a potential acquirer to negotiate with the Board on an arm’s-length basis, and provides the Board with more time and leverage to evaluate a takeover proposal, negotiate the best result for all shareholders and consider alternatives. Moreover, because a potential acquirer could make a tender offer directly to the shareholders of King (which could be accepted without the approval of the Board of Directors of the Company), a classified Board is not an absolute bar to an acquisition of the Company on terms acceptable to the shareholders.

     The Board disagrees with the argument advanced by the proponent that a classified Board minimizes accountability. The fiduciary duties and standards of performance of directors elected to three-year terms are identical to those of directors elected annually. Thus, accountability depends on the selection of responsible and experienced individuals, not on whether they serve terms of one year or three years. King’s directors believe that they are no less attentive to shareholder concerns as a result of having been elected to three-year terms. In addition, since approximately one-third of directors stand for election each year, shareholders have the opportunity on an annual basis to express dissatisfaction with the Board or management by replacing, or withholding votes from, any director standing for election that year.

     Finally, shareholders should be aware that this is a non-binding proposal which would request that the Board take the steps necessary to declassify the Board. If the Board determined to act upon such a request, declassification of the Board would require further action by shareholders to amend King’s charter, which would require the affirmative vote of the holders of at least 80% of the total outstanding shares of common stock.

Approval of this proposal will require that the affirmative votes of the shares of common stock present or represented by proxy at the meeting exceed the opposing votes.

The Board of Directors recommends a vote “AGAINST” the adoption of this proposal.

OTHER MATTERS

     The Board knows of no matters which will be presented at the annual meeting other than those discussed in this proxy statement. However, if any other matters are properly brought before the meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of management.

     Upon the written request of any record holder or beneficial owner of common stock entitled to vote at the annual meeting, we will provide, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2005. Requests should be directed to our Corporate Affairs Department, King Pharmaceuticals, Inc., 501 Fifth Street, Bristol Tennessee 37620 (which is the address of King’s principal executive offices), (423) 989-8711.

BY ORDER OF THE BOARD OF DIRECTORS

JAMES W. ELROD
Secretary

Bristol, Tennessee
April, 19, 2006

KING PHARMACEUTICALS, INC.
501 FIFTH STREET
BRISTOL, TN 37620

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER
COMMUNICATIONS
If you would like to reduce the costs incurred by King Pharmaceuticals, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to King Pharmaceuticals, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

If you are not voting via telephone or the Internet, please detach along perforated line and mail in the envelope provided promptly as votes submitted by mail must be received prior to the annual meeting.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KINGP1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KING PHARMACEUTICALS, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, AND 3 "AGAINST" PROPOSAL 4.

Vote on Directors
1.
Election of two Class II directors to serve until the
2009 annual meeting of shareholders, or until their
successors have been duly elected and qualified.

(01) Earnest W. Deavenport
(02) Elizabeth M. Greetham			For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" AND write the nominee's name you wish to withhold on the line below.

Vote on Proposals						For	Against	Abstain

2.	Amendment of the Second Amended and Restated Charter.					☐	☐	☐

3.	Ratification of appointment of PricewaterhouseCoopers LLP as independent accountants.					☐	☐	☐

4.	Non-binding shareholder proposal requesting that the Board of Directors take the necessary steps to declassify the Board and establish annual elections of directors.					☐	☐	☐

Note: Please sign exactly as name appears on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

For address changes and/or comments, please check this box and write them on the back where indicated.		☐
Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

KING PHARMACEUTICALS, INC.
ANNUAL MEETING OF SHAREHOLDERS
MAY 5, 2006, 9:00 A.M. EASTERN DAYLIGHT TIME

ADMISSION TICKET

You must present this admission ticket in order to gain admittance to the meeting. This ticket admits only the share owner(s) listed on the reverse side and one guest and is not transferable. If these shares are held in the name of a broker, trust, bank or other nominee, you should bring a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares.

Directions to Embassy Suites
Raleigh Durham Airport
201 Harrison Oaks Blvd.
Cary, NC 27513
Tel: 919-677-1840

1) FROM RDU INTERNATIONAL AIRPORT: Take 40 East to Exit 287 (Cary/Harrison Ave.). At the top of the exit ramp, turn right, go through the traffic light and take the first right turn after the light onto Harrison Oaks Blvd. Proceed .02 miles.
2) FROM I-40 EAST: (Charlotte, Atlanta, Asheville) Follow I-85 North (if coming from south, otherwise just follow I-40 East) and pass through Greensboro where I-85 and I-40 merge. Follow I-40/85 until the two split and continue following I-40 East to Exit 287 (Cary, Harrison Ave.). At the top of the exit ramp, turn right, go through the traffic light and take the first right turn after the light onto Harrison Oaks Blvd. Proceed .02 miles.
3) FROM I-40 WEST: (Eastern NC, Wilmington, Wrightsville Beach) Follow I-40 West to Exit 287 (Cary/Harrison Ave.). At the top of the exit ramp, turn left, go through the traffic light and take the first right turn after the light onto Harrison Oaks Blvd. Proceed .02 miles.
4) FROM I-95 NORTH: (Fayetteville, SC, GA, FL) Take I-95 North into North Carolina. Then take I-40 West towards Raleigh and proceed to Exit 287 (Cary/Harrison Ave.). At the top of the exit ramp, turn left, go through the traffic light and take the first right turn after the light onto Harrison Oaks Blvd. Proceed .02 miles.
5) FROM I-85 SOUTH: (VA) Take I-85 South to Durham, NC. From Durham, take 15-501 South, then take Durham Freeway South (Hwy 147 South) to I-40. Follow I-40 East to Exit 287 (Cary/Harrison Ave). At the top of the exit ramp, turn right, go through the traffic light and take the first right turn after the light onto Harrison Oaks Blvd. Proceed .02 miles.
6) FROM I-95 SOUTH: (Washington DC, VA, NY) Follow I-95 South to I-40 West and proceed to Exit 287 (Cary/Harrison Ave.). At the top of the exit ramp, turn left, go through the traffic light and take the first right turn after the light onto Harrison Oaks Blvd. Proceed .02 miles.

ANNUAL MEETING OF SHAREHOLDERS OF
KING PHARMACEUTICALS, INC.
May 25, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE 2006 ANNUAL MEETING OF SHAREHOLDERS

     The undersigned appoints each of James W. Elrod and William L. Phillips III, or either of them, with full power of substitution and revocation as Proxy, to vote all shares of stock standing in my name on the books of King Pharmaceuticals, Inc. (the "Company") at the close of business on March 31, 2006, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held at Embassy Suites Hotel and Conference Center, Raleigh Durham/Research Triangle Park East, 201 Harrison Oaks Blvd., Cary, North Carolina, on Thursday, May 25, 2006, at 9:00 a.m., Eastern Daylight Time, and at any and all adjournments, upon the matters set forth in the notice of the meeting. The Proxy is further authorized to vote according to the recommendation of management as to any other matters which may come before the meeting. At the time of preparation of the Proxy Statement, the Board of Directors knows of no business to come before the meeting other than that referred to in the Proxy Statement.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders of King Pharmaceuticals, Inc. and the related Proxy Statement.

     THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN ON THE REVERSE SIDE AND WHEN NO INSTRUCTIONS ARE GIVEN WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD AS DESCRIBED IN THE ACCOMPANYING NOTICE OF ANNUAL MEETING AND PROXY STATEMENT AND ON THIS PROXY.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on the reverse side)